As filed with the Securities and Exchange Commission on May 13, 2019

        Registration No. 333-195960

        Registration No. 333-231378

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FILE NO. 333-195960

POST-EFFECTIVE AMENDMENT NO. 1

FILE NO. 333-231378

___________________________________

TO FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

POTLATCHDELTIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

82-0156045

(I.R.S. Employer Identification No.)

601 West First Avenue, Suite 1600

Spokane, WA 99201

(Address of principal executive offices) (Zip Code)

Potlatch Corporation 2014 Long-Term Incentive Plan

PotlatchDeltic Corporation 2019 Long-Term Incentive Plan

(Full title of the plan)

Lorrie D. Scott, Esq.

Vice President, General Counsel & Corporate Secretary PotlatchDeltic Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer Accelerated filer

Non-accelerated filer(Do not check if a smaller reporting company)Smaller reporting company

EXPLANATORY NOTE

On May 6, 2019 (the “Effective Date”), the shareholders of PotlatchDeltic Corporation (the “Registrant”) approved the Registrant’s 2019 Long-Term Incentive Plan (the “2019 Plan”).  The total number of shares of the Registrant’s common stock authorized for issuance under the 2019 Plan includes, in addition to 1,200,000 new shares (registered concurrently on a new registration statement on Form S-8): (i) the number of shares available for future awards under the Potlatch Corporation 2014 Long-Term Incentive Plan and its predecessor plans (the “Prior Plans”) as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the Prior Plans that will become available for future awards as provided for under the 2019 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 to Registration Statement No. 333-195960 and Post-Effective Amendment No. 1 to Registration Statement No. 333-231378 (together, the “Post-Effective Amendments”) is hereby filed to cover the issuance of the Prior Plans Shares pursuant to the 2019 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following additional documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 27, 2019;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 1, 2019;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on each of February 5, 2019, February 13, 2019, February 21, 2019, May 8, 2019, and May 10, 2019; and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 20, 2006, including any subsequent amendment or report filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

The legality of the securities offered hereby will be passed on for the Registrant by Lorrie D. Scott, Esq.

Ms. Scott is Vice President, General Counsel and Corporate Secretary of the Registrant and at May 10, 2019 owned 32,095 shares of the Registrant’s Common Stock.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred in connection therewith.

Article Seventh of the Registrant's Third Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful              stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seventh of the Registrant’s Third Restated Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of Delaware law, cannot be eliminated.

The Registrant also maintains insurance policies, for itself and its subsidiaries, that insure its, and its subsidiaries’, officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit NumberDescription

(5)	Opinion of Lorrie D. Scott Esq., Vice President, General Counsel and Corporate Secretary of the Registrant regarding the legality of the securities being registered.

(23)(a)Consent of Independent Registered Public Accounting Firm.

(23)(b)Consent of Lorrie D. Scott, Esq. (included in Exhibit (5)).

(99)(a)*

PotlatchDeltic Corporation 2019 Long-Term Incentive Plan (incorporated by reference to Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 29, 2019).

(99)(b)*

Potlatch Corporation 2014 Long-Term Incentive Plan (incorporated by reference to Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 1, 2014).

*	Incorporated by reference.

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the  Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15

(d) of the Exchange Act ) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on May 13, 2019.

POTLATCHDELTIC CORPORATION

By:	/s/ Michael J. Covey
Michael J. Covey, Chairman of the Board and Chief Executive Officer

*	Director, Chairman of the Board and Chief Executive Officer
Michael J. Covey	(Principal Executive Officer)
*	Director, President and Chief Operating Officer
Eric J. Cremers
*	Vice President and Chief Financial Officer
Jerald W. Richards
*	Controller (Principal Accounting Officer)
Wayne Wasechek
*	Director
Linda M. Breard
*	Director
William L. Driscoll
Director
Christoph Keller, III
*	Director
D. Mark Leland
*	Director
Charles P. Grenier
*	Director
John S. Moody
*	Director
Lawrence S. Peiros

*	Director
R. Hunter Pierson

*	Director
Gregory L. Quesnel
*	Director
Lenore M. Sullivan

*By	/s/ LORRIE D. SCOTT
Lorrie D. Scott
(Attorney-in-fact)

EXHIBIT INDEX

Exhibit NumberDescription

(5)	Opinion of Lorrie D. Scott, Esq., Vice President, General Counsel and Corporate Secretary of the Registrant regarding the legality of the securities being registered.

(23)(a)Consent of Independent Registered Public Accounting Firm.

(23)(b)Consent of Lorrie D. Scott, Esq. (included in Exhibit (5)).

(99)(a)

PotlatchDeltic Corporation 2019 Long-Term Incentive Plan (incorporated by reference to Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 29, 2019).

(99)(b)

Potlatch Corporation 2014 Long-Term Incentive Plan (incorporated by reference to Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 1, 2014).

Exhibit (5)

[Letterhead of PotlatchDeltic Corporation]

May 13, 2019

PotlatchDeltic Corporation

601 West First Avenue

Suite 1600

Spokane, WA 99201

Re:Post-Effective Amendments to Registration Statements on Form S-8 of Shares of Common Stock, par value $1.00 per share, of PotlatchDeltic Corporation

Ladies and Gentlemen:

I have acted as counsel to you in connection with the preparation of Post-Effective Amendment No. 1 to Registration Statement No. 333-195960 and Post-Effective Amendment No. 1 to Registration Statement No. 333-231378 (together, the “Post-Effective Amendments”) under the Securities Act of 1933, as amended (the "Act") which you are filing with the Securities and Exchange Comission (the “Commission”) with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2019 Plan (as defined below).

On May 6, 2019 (the “Effective Date”), the shareholders of PotlatchDeltic Corporation (the “Company”) approved the PotlatchDeltic Corporation 2019 Long-Term Incentive Plan (the “2019 Plan”).  The total number of shares of common stock of PotlatchDeltic Corporation, par value $1.00 per share, authorized for issuance under the 2019 Plan includes, in addition to 1,200,000 new shares (registered concurrently on a new registration statement on Form S-8), (i) the number of shares available for future awards under the PotlatchDeltic Corporation 2014 Long-Term Incentive Plan and prior plans (the “Prior Plans”) as of the Effective Date and (ii) the number of undelivered shares subject to outstanding awards under the Prior Plans that will become available for future awards as provided for under the 2019 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).

I have examined the Post-Effective Amendments, the 2019 Plan and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that the Shares that may be issued by the Company pursuant to the 2019 Plan as original issuance shares, upon due execution by the Company and registration by its registrar of Shares, the issuance thereof by the Company in accordance with the terms of the 2019 Plan and the receipt of consideration therefor in accordance with the terms of the 2019 Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Post-Effective Amendments. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lorrie D. Scott

Lorrie D. Scott

Vice President, General Counsel & Corporate Secretary

Exhibit (23)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors PotlatchDeltic Corporation:

We consent to the use of our reports dated February 27, 2019, with respect to the consolidated balance sheets of PotlatchDeltic Corporation as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenues for the year ended December 31, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018.

/s/ KPMG LLP

Seattle, Washington May 13, 2019